PROXY

Special Meeting of Shareholders -- September 3, 1996
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS


The undersigned hereby appoints George O. Mallon, III and Carol Naranjo, or either of them, proxies with full power of substitution to vote for the undersigned all shares of the Common Stock of Mallon Resources Corporation (the "Company") that the undersigned would be entitled to vote if personally present at the special meeting of shareholders to be held on September 3, 1996, at 8:00 A.M., Denver, Colorado time and at any adjournment thereof.

(1) Proposal to authorize an amendment to the Company's Restated Articles of Incorporation to effect a reverse stock split that would result in the reclassification of each four shares of Common Stock held into one share and to authorize a reduction in the stated capital of the Company.

FOR [  ]               AGAINST  [  ]             ABSTAIN  [  ]


Please check box if you intend to be present at the meeting  [  ]

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UNLESS CONTRARY INSTRUCTIONS ARE GIVEN, THE SHARES REPRESENTED BY
THIS PROXY WILL BE VOTED IN FAVOR OF ITEM 1.

The undersigned acknowledges receipt with this proxy of a copy of the Notice of Special Meeting dated September 3, 1996.


DATED: __________________     SIGNATURE(S): _____________________

                              SIGNATURE: ________________________

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